Exhibit 10.2

AMENDMENT NO. 1 TO CONVERTIBLE SENIOR PROMISSORY NOTE

THIS AMENDMENT NO. 1 TO CONVERTIBLE SENIOR PROMISSORY NOTE (this “Amendment”), dated as of the 25th day of September, 2018 (the “Effective Date”), is entered into by and between Cohen & Company Inc. (formerly Institutional Financial Markets, Inc.), a Maryland corporation (the “Company”), and the EBC 2013 Family Trust (the “Noteholder”).  Capitalized terms used herein but otherwise not defined shall have the meanings ascribed to such terms in the Note (as defined below).

RECITALS:

WHEREAS, on September 25, 2013, the Company issued to the Noteholder that certain Convertible Senior Promissory Note in the aggregate principal amount of $2,400,000 (the “Note”); and

WHEREAS, in accordance with Section 8(d) of the Note, the Company and the Noteholder desire to amend the Note to, among other things, (i) extend the Maturity Date from September 25, 2018 to September 25, 2019; and (ii) decrease the Conversion Price from $30.00 per share of Common Stock (after accounting for the adjustment to the Conversion Price as a result of the 1-for-10 reverse stock split of the Common Stock effectuated by the Company on December 16, 2009) to $12.00 per share of Common Stock, in each case, pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.                                      Amendment to Section 1(a) of the Note.  Effective as of the Effective Date, Section 1(a) of the Note is hereby deleted in its entirety and replaced with the following language:

“(a)                           Maturity.  The Outstanding Amount shall be due and payable in full on September 25, 2019 (the “Maturity Date”), unless this Note shall have been earlier converted in accordance with Section 2.”

2.                                      Amendment to Section 1(b) of the Note.  Effective as of the Effective Date, the first sentence of Section 1(b) of the Note is hereby amended to delete the reference therein to “Two Cents ($0.02) per share” and replace such deleted language with “Twenty Cents ($0.20) per share”.

3.                                      Amendments to Section 2 of the Note.  Effective as of the Effective Date:

a.              The first sentence of Section 2 of the Note is hereby amended to delete the reference therein to “$3.00” and replace such deleted language with “$12.00”; and

b.              The following language shall be added to the end of Section 2 of the Note:

“Notwithstanding the foregoing or anything to the contrary herein (including anything in this Section 2 or Section 3), until the Company’s stockholders approve the Stockholder Proposal (as defined below), the Holder shall not be permitted to convert any portion of this Note in accordance with this Section 2 or Section 3 if such conversion would result in the Parent issuing a number of shares of Common Stock that, when aggregated with any shares of Common Stock previously issued to the Holder in connection with any Conversion hereunder, equals or exceeds 7.07% of the outstanding Common Stock as of September 25, 2018.”

4.                                      Amendment to Section 4 of the Note.  Effective as of the Effective Date, the following language shall be added to the end of Section 4 of the Note:

“In addition to the covenants above, the Company hereby covenants as follows:

(1)                                 Prior to any issuance of shares of Common Stock upon a Conversion of this Note, the Company shall prepare and file with the NYSE American any Additional Listing Application required in connection with the shares of Common Stock that may be issued upon Conversion of this Note.

(2)                                 At the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting of Stockholders”), the Company shall cause its stockholders to vote on, among other things, a proposal (the “Stockholder Proposal”) regarding the issuance of the shares of Common Stock issuable upon Conversion of this Note for purposes of Section 713 of the NYSE American’s Company Guide, as applicable.  The Board of Directors shall recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposal, and shall not modify or withdraw such resolution.  In connection with the 2019 Annual Meeting of Stockholders, the Company shall promptly prepare and file with the Securities and Exchange Commission (the “SEC”) a Definitive Proxy Statement on Schedule 14A pursuant to Section 14(a) of the Exchange Act (the “Company Proxy Statement”), use its reasonable best efforts to solicit proxies for such stockholder approval and to respond to any comments of the SEC or its staff and mail a definitive proxy statement related the 2019 Annual Meeting of Stockholders to the Company’s stockholders promptly after clearance by the SEC.  If at any time prior to the 2019 Annual Meeting of Stockholders there shall occur any event that is required to be set forth in an amendment or supplement to the Company Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement.  The Company shall promptly correct any information provided by it or on its behalf for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall promptly prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws.  The Board of Directors’ recommendation described in this Section 4 shall be included in the Company Proxy Statement.”

5.                                      No Other Changes.  Except as expressly amended by this Amendment, all of the terms and conditions of the Note shall continue in full force and effect and shall be unaffected by this Amendment.

6.                                      Amendment. This Amendment may not be amended or modified except by a written agreement executed by the Company and the Noteholder.

7.                                      Governing Law.  THIS AMENDMENT SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES OR THE CONFLICTS OF LAW PRINCIPLES OF ANY OTHER STATE IN EITHER CASE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

8.                                      Headings.  The sections and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation of this Amendment.

9.                                      Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the Company and the Noteholder and their respective heirs, successors and permitted assigns.

10.                               Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument

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IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Convertible Senior Promissory Note as of the date first written above.

COMPANY:

COHEN & COMPANY INC.

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

NOTEHOLDER:

EBC 2013 FAMILY TRUST

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Trustee

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Trustee

By:	/s/ Jeffrey D. Blomstrom
Name:	Jeffrey D. Blomstrom
Title:	Trustee